                                                                      EXHIBIT 15



                           Accountants' Acknowledgment



Woolworth Corporation
New York, New York

Board of Directors:


Re: Registration Statement Numbers 33-43334 and 33-86300 on Form S-3 and Numbers 2-98142 and 33-10783 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 12, 1996 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



/s/ KPMG Peat Marwick LLP
New York, New York
December 9, 1996